SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM N-8A

                        NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940


   	The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                			LEGG MASON LIGHT STREET TRUST, INC.
                                (Name)

                 100 Light Street, Baltimore, Maryland 21202
                     (Address of Principal Business Office)

                             (410) 539-0000
                            (Telephone Number)

                            Charles A. Bacigalupo
                  100 Light Street, Baltimore, Maryland 21202
               (Name and address of Agent for service of process)

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

   	YES  /  /	NO  / X /



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Item 1.   Legg Mason Light Street Trust, Inc.

Item 2. Registrant was organized under the laws of the State of Maryland on August 5, 1998.

Item 3.   Registrant is a corporation.

Item 4.   Registrant is a management company.

Item 5.   (a) Registrant is an open-end company.

     	    (b) Registrant is a diversified company.

Item 6.   Legg Mason Fund Adviser, Inc.
       	  100 Light Street
	         Baltimore, Maryland 21202

       	  Batterymarch Financial Management, Inc.
	         200 Clarendon Street
	         Boston, Massachusetts 02116

Item 7.   Edward A. Taber, III        President
	         100 Light Street
	         Baltimore, Maryland 21202

      	   Marie K. Karpinski         Director; Vice President
	         100 Light Street           and Treasurer
	         Baltimore, Maryland 21202

     	    Kathi D. Bair              Secretary
	         100 Light Street
	         Baltimore, Maryland 21202

     	    Susan L. Silva            	Assistant Secretary
	         100 Light Street
	         Baltimore, Maryland 21202

Item 8.   Not applicable.

Item 9.   (a) No.

      	   (b) Not applicable.

      	   (c) Yes.

      	   (d) No.

      	   (e) Not applicable.

Item 10.  Zero.

Item 11.  No.

Item 12.  Not applicable.

    	Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore and State of Maryland on the 5th day of August, 1998.



                    	Legg Mason Light Street Trust, Inc.


                     By:  /s/ Marie K. Karpinski
                     Marie K. Karpinski



Attest:  /s/ Kathi D. Bair
         Kathi D. Bair